Exhibit 99.1

Integrated Device Technology, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
	Twelve Months Ended March 31, 2013
	As Reported	Pro Forma Adjustments		Pro Forma
(in thousands, except per share amounts)
Revenues	$487,236	$(1,479)	a	$485,757
Cost of revenues	217,636	(1,194)	a	216,442
Gross profit	269,600	(285)		269,315

Operating expenses:
Research and development	169,833	(11,196)	a	158,637
Selling, general and administrative	125,684	(743)	a	124,941
Total operating expenses	295,517	(11,939)		283,578
Operating income (loss)	(25,917)	11,654		(14,263)

Other-than-temporary impairment loss on investments	(1,708)			(1,708)
Gain on divestiture	7,986			7,986
Interest income and other, net	1,708			1,708
Income (loss) from continuing operations before income taxes	(17,931)	11,654		(6,277)
Provision (benefit) for income taxes	(2,007)	173	k	(1,834)
Net income (loss) from continuing operations	$(15,924)	$11,481		$(4,443)

Basic net income (loss) per share - continuing operations	$(0.11)			$(0.03)
Diluted net income (loss) per share - continuing operations	$(0.11)			$(0.03)

Weighted average shares:
Basic	144,014			144,014
Diluted	144,014			144,014
The accompanying notes are an integral part of these condensed consolidated financial statements.

Integrated Device Technology, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheets
	As of March 31, 2013
	As Reported	Pro Forma Adjustments		Pro Forma
(in thousands)
Assets
Current assets
Cash and cash equivalents	$130,837	$96,098	b	$226,935
Short-term investments	166,333			166,333
Accounts receivable, net	62,083			62,083
Inventories	56,555	(653)	c	55,902
Income tax receivable	192			192
Prepayments and other current assets	24,505			24,505
Total current assets	440,505	95,445		535,950
Property, plant and equipment, net	74,988	(1,242)	d	73,746
Goodwill	144,924	(7,339)	e	137,585
Acquisition-related intangible assets, net	48,602			48,602
Deferred non-current tax assets	671			671
Other assets	18,889	(338)	f	18,551
Total Assets	$728,579	$86,526		$815,105

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$23,244			$23,244
Accrued compensation and related expenses	21,090	1,458	h,i	22,548
Deferred income on shipments to distributors	14,539			14,539
Deferred tax liabilities	1,000			1,000
Other accrued liabilities	14,652	1,514	g	16,166
Total current liabilities	74,525	2,972		77,497
Deferred tax liabilities	1,552			1,552
Long-term income tax payable	454			454
Other long-term liabilities	22,022			22,022
Total liabilities	98,553	2,972		101,525
Stockholders' equity:
Preferred stock	—			—
Common stock	146			146
Additional paid-in capital	2,407,998			2,407,998
Treasury stock at costs	(977,296)			(977,296)
Accumulated deficit	(802,308)	83,554	j	(718,754)
Accumulated other comprehensive income	1,486			1,486
Total stockholders' equity	630,026	83,554		713,580
Total liabilities and stockholders' equity	$728,579	$86,526		$815,105
The accompanying notes are an integral part of these condensed consolidated financial statements.

Note 1. Description of Transaction
On July 12, 2013, Integrated Device Technology, Inc. and Integrated Device Technology (Malaysia) Sdn. Bhd., a wholly-owned subsidiary of IDT (collectively “IDT”), completed the sale of certain assets of its PCI Express ("PCIe") enterprise flash controller business to PMC-Sierra, Inc., a Delaware corporation (“PMC”), for approximately $96 million in cash.
Pursuant to the terms of the Asset Purchase Agreement (the "Purchase Agreement") by and among IDT and PMC, dated May 29, 2103, IDT sold (i) substantially all of the assets that were used by IDT and its subsidiaries in the business of designing, developing, manufacturing, testing, marketing, supporting, maintaining, distributing, provisioning and selling non-volatile memory (flash) controllers and (ii) all technology and intellectual property rights owned by IDT or any of its subsidiaries and used exclusively in, or developed exclusively for use in, (a) switching circuits having the primary function of flexible routing of data from/to multiple switch interface ports, where all switch interface ports conform to the PCIe protocol, or (b) circuits having the primary function of executing all of the capturing, re-timing, re-generating and re-transmitting PCIe signals to help extend the physical reach of the signals in a system (the “Acquisition”).
In connection with the closing of the Acquisition, the license agreement that was entered into by IDT and a subsidiary of PMC simultaneously with the Purchase Agreement, whereby IDT will license certain intellectual property rights and technology to PMC, and PMC will license back to IDT certain of the intellectual property rights and technology acquired by PMC in the Acquisition, became effective.
In connection with the closing of the Acquisition, IDT and PMC entered into (a) a transition services agreement and (b) a supply agreement, whereby IDT will manufacture certain products for PMC.
Additional details regarding the Acquisition are provided in the related Current Report on Form 8-K previously filed by IDT on May 29, 2013.
Note 2. Pro Forma Adjustments
The accompanying unaudited pro forma condensed consolidated financial statements have been prepared to illustrate the effect of the Purchase Agreement on the Company’s historical results of operations and financial position. The accompanying unaudited pro forma condensed consolidated statements of operations are represented as if the transaction described in Note 1 had occurred on April 2, 2012 (the beginning of fiscal 2013). The unaudited pro forma condensed consolidated balance sheet is presented as if the transaction had occurred on March 31, 2013 (the end of fiscal 2013). The actual effect of the transaction could differ from the pro forma adjustments presented here. However, management believes that the assumptions used and the adjustments made are reasonable under the circumstances and given the information available.
These unaudited pro forma condensed consolidated financial statements are presented for illustrative purpose only and not necessarily indicative of the operating results or the financial position that would have been achieved had the sale been consummated as of the dates indicated or of the results that may be obtained in the future. These unaudited pro forma condensed consolidated financial statements and accompanying notes should be read together with the Company’s audited consolidated financial statements and accompanying notes as of and for the year ended March 31, 2013, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013.
The pro forma adjustments are as follows:
a. To eliminate the revenues, cost of revenues and operating expenses which the Company believes are directly attributable to the divested business.
b. To record the cash consideration received from PMC.
c. To eliminate the inventory sold to PMC.
d. To eliminate fixed assets and photo masks transferred to PMC.
e. To eliminate the goodwill allocated to the divested business.
f. To accelerate amortization of prepaid assets due to the divestiture.
g. To accrue for the estimated transaction costs associated with the sale.
h. To accrue employee retention liabilities of $1.6 million.
i. To record the transfer of $0.2 million in employee payroll liabilities to PMC.

j. To record the preliminary gain on sale of IDT's PCIe enterprise flash controller business assets as if the transaction had benn consummated on March 31, 2013:

(in thousands)
Proceeds from sale	$100,000
Purchase consideration adjustment for employee liabilities in Italy	(155)
Purchase consideration adjustment for retention payments	(3,754)
Other adjustments	8
Net consideration	96,098

Inventories sold	(653)
Accelerate amortization of prepaid assets	(338)
Fixed assets sold	(1,242)
Goodwill allocated	(7,339)
Employee liabilities transferred to PMC	155
Accrued retention expense	(280)
Post close incentive accrued by IDT	(1,334)
Accrued Brokers Fee	(1,442)
Accrued legal costs Q2FY14	(50)
Accrued other costs Q2FY14	(23)
Net gain on divestiture	$83,554
k. To record the tax effects related to the divestiture.